To the Shareholders and Board of Directors of J.P. Morgan Institutional Tax Exempt Bond Fund and
 J.P. Morgan Institutional Tax Exempt Money Market Fund
 J.P. Morgan Institutional Service Tax Exempt Money Market Fund
October 15, 1998
                        Report of Independent Accountants


October 15, 1998


To the Shareholders and Trustees of
J.P. Morgan Institutional Tax Exempt Bond Fund
J.P. Morgan Institutional Tax Exempt Money Market Fund
J.P. Morgan Institutional Service Tax Exempt Money Market Fund


In planning and performing our audits of the financial statements of J.P. Morgan Institutional Tax Exempt Bond Fund and J.P. Morgan Institutional Tax Exempt Money Market Fund for the year ended August 31, 1998 and J.P. Morgan Institutional Service Tax Exempt Money Market Fund (the "Funds") for the period November 4, 1997 (commencement of operations) through August 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

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Because of inherent  limitations in internal control,  errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 1998.

This report is intended solely for the information and use of management and the Trustees of the Funds and the Securities and Exchange Commission.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP